Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-211430 and 333-218185) pertaining to the Ingevity Corporation 2016 Omnibus Incentive Plan and 2017 Ingevity Corporation Employee Stock Purchase Plan of our report dated October 13, 2017, with respect to the audited combined financial statements of Pine Chemicals (a business of Georgia-Pacific LLC) as of and for the year ended December 31, 2016, included in this Current Report on Form 8-K/A of Ingevity Corporation dated May 10, 2018.

/s/ Ernst & Young LLP
Atlanta, Georgia
May 10, 2018